Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Document Security Systems, Inc.:

●	Registration Statement (Form S-8 No. 333-190870)
●	Registration Statement (Form S-3 No. 333-230740)
●	Registration Statement (Form S-8 No. 333-235745)
●	Registration Statement (Form S-1 No. 333-236082)
●	Registration Statement (Form S-1 No. 333-238587)
●	Registration Statement (Form S-1 No. 333-249857)
●	Registration Statement (Form S-1 No. 333-252239)
●	Registration Statement (Form S-3 No. 333-252757)

of our report dated March 31, 2021, relating to the consolidated financial statements of Document Security Systems, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Document Security Systems, Inc. for the year ended December 31, 2020.

/s/ Freed Maxick CPAs, P.C.
Rochester, New York
March 31, 2021